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                                                                     EXHIBIT 4.7


                           COMMOTION TECHNOLOGY, INC.

                       2000 FLEXIBLE STOCK INCENTIVE PLAN


1.       ESTABLISHMENT, PURPOSE, AND DEFINITIONS.

         (a) There is hereby adopted the 2000 Flexible Stock Incentive Plan (the "Plan") of COMMOTION TECHNOLOGY, INC., a California corporation (the "Company").

         (b) The purpose of the Plan is to provide a means whereby eligible individuals (as defined in Section 4, below) can acquire Common Stock of the Company (the "Stock"). The Plan provides employees (including officers and directors who are employees) of the Company and of its Affiliates (as defined below) an opportunity to purchase shares of Stock pursuant to options which may qualify as incentive stock options (referred to as "incentive stock options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and employees, officers, directors, independent contractors, strategic partners and consultants of the Company and of its Affiliates (as defined below) an opportunity to purchase shares of Stock pursuant to options which are not described in Sections 422 or 423 of the Code (referred to as "non-qualified stock options"). (Collectively, incentive stock options and non-qualified stock options are referred to hereinafter as "options.") The Plan also provides for the sale or bonus of Stock to eligible individuals in connection with the performance of services for the Company or its Affiliates (as defined below).

         (c) The term "Affiliates" as used in the Plan means parent or subsidiary corporations, as defined in Sections 424(e) and (f) of the Code (but substituting the "Company" for "employer corporation"), including parents or subsidiaries which become such after adoption of the Plan.

2.       ADMINISTRATION OF THE PLAN.

         (a) The Board of Directors of the Company (the "Board") shall administer the Plan. The Board may delegate the responsibility for administering the Plan to a committee under such terms and conditions as the Board shall determine (the "Committee"). References in this Plan to the "Committee" shall mean the Board if the Board has not delegated responsibility to a separate committee. Members of the Committee shall serve at the pleasure of the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee.

         (b) In the event that the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), grants or awards under the Plan to directors or employees who are also officers or directors of the Company shall be granted and approved in such a manner as to permit such grants or awards and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"). The limitations set forth in this Section 2(b) shall automatically incorporate any additional requirements that may in the future be necessary for the Plan to comply with Rule l6b-3.

         (c) The Committee shall determine which eligible individuals (as defined in Section 4, below) shall be granted options under the Plan, the timing of such grants, the terms thereof (including any restrictions on the Stock), and the number of shares subject to such options. Options granted under this Plan shall be evidenced by a written agreement (the "Stock Option Agreement.")


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         (d) The Committee may amend the terms of any outstanding option granted under this Plan, but any amendment, which would adversely affect the participant's rights under an outstanding Stock Option Agreement, shall not be made without the participant's written consent. The Committee may, with the participant's written consent, cancel any outstanding stock option or accept any outstanding stock option in exchange for a new option. Any option granted pursuant to this Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the option, as the Committee and the Board shall deem advisable.

         (e) The Committee shall also determine which eligible individuals (as defined in Section 4, below) shall be issued Stock under the Plan, the timing of such grants, the terms thereof (including any restrictions), and the number of shares to be granted. The Stock shall be issued for such consideration (if any) as the Committee deems appropriate. Stock issued subject to restrictions shall be evidenced by a written agreement (the "Stock Purchase Agreement" or the "Stock Bonus Agreement"). The Committee may amend any Stock Purchase Agreement or Stock Bonus Agreement, but any amendment that would adversely affect the shareholder's rights to the Stock shall not be made without his or her written consent.

         (f) The Committee shall have the sole authority, in its absolute discretion to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan, to construe and interpret the Plan, the rules and the regulations, and the instruments evidencing options or Stock granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all participants.

         (g) Without limitation of the foregoing, the Committee shall have the right, with the participant's consent, to accelerate the exercise date of any options issued pursuant to the Plan or terminate the restrictions applicable to any stock issued pursuant to the Plan.

3.       STOCK SUBJECT TO THE PLAN.

         (a) An aggregate of not more than 3 million (3,000,000) shares of Stock shall be available for the grant of stock options or the issuance of Stock under the Plan. If an option is surrendered (except surrender for shares of Stock) or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan. Any Stock which is retained by the Company upon exercise of an option in order to satisfy the exercise price for, or any withholding taxes due, with respect to such option shall be treated as issued to the participant and will thereafter not be available under the Plan.

         (b) If there is any change in the Stock subject to the Plan, a Stock Option Agreement, a Stock Purchase Agreement, or a Stock Bonus Agreement through merger, consolidation, reorganization, recapitalization, re-incorporation, stock split, stock dividend, or other change in the capital structure of the Company, the Committee has the discretion to make those adjustments it deems appropriate in order to preserve but not to decrease the benefits to the participant, including adjustments to the aggregate number, kind and price per share of the shares subject to the Plan, a Stock Option Agreement, a Stock Purchase Agreement or a Stock Bonus Agreement.

4. ELIGIBLE INDIVIDUALS. Individuals who shall be eligible to have granted to them the options, or Stock provided by the Plan shall be such employees, officers, directors, independent contractors and consultants of the Company or an Affiliate, as the Committee, in its discretion, shall designate from time to time (the "participant" or "participants"). Notwithstanding the foregoing, only employees of the Company or an Affiliate (including officers and directors who are bona fide employees) shall be eligible to receive incentive stock options.

5. OPTION PRICE. The exercise price of the Stock covered by each incentive stock option shall be not less than the per share fair market value of such Stock on the date the option is granted. The exercise price of the Stock covered by each non-qualified stock option shall be as determined by the Committee and shall be not less than 85% of the per share fair market value of such Stock on the date the option is granted. Notwithstanding the foregoing, in


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the case of a stock option granted to a person possessing more than 10% of the combined voting power of the Company or an Affiliate, the exercise price shall be not less than 110% of the fair market value of the Stock on the date the option is granted. The exercise price of an option shall be subject to adjustment to the extent provided in Section 3(b), above.

6.       TERMS AND CONDITIONS OF STOCK OPTIONS.

         (a) Each option granted pursuant to the Plan will be evidenced by a Stock Option Agreement, which may or may not contain restrictions executed by the Company and the person to whom such option is granted.

         (b) The Committee shall determine the right of each participant to exercise the options granted. At the Committee's sole discretion, the grant in the Stock Option Agreement may include an immediate right to exercise the options for all shares of Stock or a portion thereof Alternatively, in the Stock Option Agreement the Committee may set forth an accrual time period in months or years during which the percentage number of shares of Stock which may be purchased pursuant to the option shall incrementally increase or vest in the participant, up to 100% percent.

         (c) The Committee shall determine the right of the Company, if any, to repurchase some or all of the stock granted to or purchased by a participant pursuant to a Stock Option Agreement. Additionally, the Committee may provide in the Stock Option Agreement that the resale of stock initially acquired pursuant to a Stock Option Plan is subject to the Company's right of repurchase or first refusal, which the Company, in its sole discretion, may exercise.

         (d) The Committee shall determine the term of each option granted under the Plan; provided, however, that the term of an incentive stock option granted to a person possessing more than 10% of the combined voting power of the Company or an Affiliate shall be for no more than five years.

         (e) In the case of incentive stock options, the aggregate fair market value (determined as of the time such option is granted) of the Stock with respect to which incentive stock options are exercisable for the first time by an eligible employee in any calendar year (under this Plan and any other plans of the Company or its Affiliates) shall not exceed $ 100,000. In the case of an employee stock purchase plan pursuant to IRS Sec. 423, the maximum fair market value of stock to which an employee can be granted the right to purchase under the plan in any year may not exceed $25,000.

         (f) The Stock Option Agreement may contain such other terms, provisions and conditions consistent with this Plan as may be determined by the Committee. If an option, or any part thereof is intended to qualify as an incentive stock option, the Stock Option Agreement shall contain those terms and conditions that are necessary to so qualify it. Notwithstanding the foregoing, no option granted under the Plan may vest at less than the rate required by the California Department of Corporations rules in effect as of the date of the grant.

         (g) At the request of the Company, each participant shall execute any then current Buy/Sell Agreement and/or Stockholders Agreement at the time the participant exercises an option to purchase any or all of the shares of Stock subject to the Stock Option Agreement, as a prerequisite to the issuance of any Stock to the participant.

7.       TERMS AND CONDITIONS OF STOCK PURCHASES AND BONUSES.

         (a) Each sale or grant of Stock pursuant to the Plan will be evidenced by a written Stock Purchase Agreement or Stock Bonus Agreement executed by the Company and the person to whom such stock is sold or granted.

         (b) The Committee may determine that the sale or grant of stock pursuant to this Plan shall be subject to the Company's right, but not obligation, to repurchase the stock or to the Company's right of first refusal in the event that the participant (i) decides to transfer or sale his/her stocks; (ii) is terminated; or (iii) resigns.


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         (c) A Stock Purchase Agreement or Stock Bonus Agreement issued by the
Company may contain such other terms, provisions and conditions consistent with this Plan as may be determined by the Committee, including, but not limited to, restrictions on transfer, forfeiture provisions, repurchase provisions and vesting provisions. Notwithstanding the foregoing, no stock purchase or stock bonus granted under the Plan may vest at less than the rate required by the California Department of Corporations rules in effect as of the date of the grant.

         (d) The purchase price of Stock sold hereunder pursuant to a Stock Purchase Agreement shall be the price determined by the Committee on the date the right to purchase Stock is granted; provided, however that (i) such price shall not be less than 85% of the per share fair market value of such Stock on the date the right to purchase Stock is granted and (ii) in the case of any person possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, such price shall be not less than 110% of the per share fair market value of such Stock at the time the right to purchase Stock is granted, or at the time the purchase is consummated.

         (e) In the event of a bonus of Stock provided by the Company pursuant to a Stock Bonus Agreement or a purchase of Stock pursuant to a Stock Purchase Agreement, the participant shall sign the then current Buy/ Sell Agreement and/or Stockholders Agreement in effect as of the date of purchase and/or award, as a prerequisite to the issuance of any Stock to the participant.

8. USE OF PROCEEDS. Cash proceeds realized from the sale of Stock under the Plan shall constitute general funds of the Company.

9.       AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN.

         (a) The Board may at any time amend, suspend or terminate the Plan as, it deems advisable; provided that such amendment, suspension or termination complies with all applicable requirements of state and federal law, including any applicable requirement that the Plan or an amendment to the Plan be approved by, the Company's shareholders, and provided further that, except as provided in
Section 3(b), above, the Board shall in no event amend the Plan in the following respects without the consent of shareholders then sufficient to approve the Plan in the first instance:

                  (i) To increase the maximum number of shares subject to incentive, stock options issued under the Plan; or

                  (ii) To change the designation or class of persons eligible to receive incentive stock options under the Plan.

         (b) No option may be granted nor any Stock issued under the Plan during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the affected individual's consent, alter or impair any rights or obligations under any option previously granted under the Plan. The Plan shall terminate on July 30, 2010 unless previously terminated by the Board pursuant to this Section 9.

10. ASSIGNABILITY. Each option granted pursuant to this Plan shall, during participant's lifetime, be exercisable only by participant, and neither the option nor any right hereunder shall be transferable by participant by operation of law or otherwise other than by will or the laws of descent and distribution. Stock subject to a Stock Purchase Agreement, a Stock Bonus Agreement or a Buy/Sell Agreement shall be transferable only as provided in such Agreement, as applicable

11. EXERCISE OF OPTION. An option shall be deemed exercised when: (i) the Company receives written notice of exercise (in accordance with the Stock Option Agreement) from the person entitled to exercise the Option, (ii) the Participant has fully complied with all the terms of his/her Stock Option Agreement, and
(iii) the Company receives full payment for the shares (in accordance with Section 12 below and with the Stock Option Agreement) to which the option is exercised. Shares issued shall be issued in the name of the participant or, if requested by the participant, in the name of participant and his or her spouse.


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12.      PAYMENT UPON EXERCISE OF OPTIONS.

         (a) Payment of the purchase price upon exercise of any option granted under this Plan shall be made in cash, certified check or wire transfer; provided, however, that the Committee, in its sole discretion, may permit a participant to pay the option price in whole or in part (i) with shares of Stock owned by the participant; (ii) by delivery of an irrevocable direction on a form prescribed by the Committee to a securities broker approved by the Committee to sell shares and deliver all or a portion of the proceeds to the Company in payment for the Stock; (iii) by delivery of the participant's promissory note with such recourse, interest, security, and redemption provisions as the Committee in its discretion determines appropriate; (iv) in cancellation of deferral compensation obligations of the Company or (v) in any combination of the foregoing. Any Stock used to exercise options shall be valued at its fair market value on the date of the exercise of the option. In addition, the Committee, in its sole discretion, may authorize the surrender by a participant of all or part of an unexercised option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Stock subject to such option and the aggregate option price of such Stock. In the Committee's discretion, such payment may be made in cash, shares of Stock with a fair market value on the date of surrender equal to the payment amount, or any combination thereof.

         (b) In the event that the exercise price is satisfied by the Committee retaining, from the shares of Stock otherwise to be issued to participant, shares of Stock having a value equal to the exercise price, the Committee may, in its sole discretion, issue participant an additional option, entitling participant to purchase additional Stock in an amount equal to the number of shares so retained.

13. STOCKHOLDER RIGHTS. No participant shall have any stockholder rights with respect to Stock subject to an option granted under this Plan until such person has exercised the option, as provided in Section 11, above, paid the exercise price and become the recordholder of the purchased Stock. No participant shall have any stockholder rights with respect to Stock acquired pursuant to a Stock Bonus Agreement or a Stock Purchase Agreement under this Plan until the participant has satisfied the terms and conditions set forth in either of these agreements and has become the recordholder of the purchased Stock. No adjustments will be made for a dividend or other right for which the record date is prior to the date the Stocks are issued, except as provided in
Section 3(b), above, where applicable.

14.      CORPORATE TRANSACTIONS.

         (a) DEFINITION. For purposes of this Section 14, a "Corporate Transaction" shall include any of the following shareholder-approved transactions to which the Company is a party:

                  (i) a merger or consolidation in which the Company is not the surviving entity, except for (1) a transaction the principal purpose of which is to change the state of the Company's incorporation, or (2) a transaction in which the Company's shareholders immediately prior to such merger or consolidation hold. (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such surviving entity immediately after such transaction;

                  (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company's shareholders immediately prior to such sale, transfer or by other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

                  (iii) any merger in which the Company is the surviving entity but in which the Company's shareholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the surviving entity (by virtue of their shares in the Company held immediately prior to such transaction) representing more than fifty percent (50%) of the total voting power of the surviving entity immediately after such transaction.


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         (b) EFFECT. In the event of any Corporate Transaction, all outstanding unexercised options under the Plan to the extent that they are not assumed by the successor corporation or its parent company shall terminate upon the effective date of the Corporate Transaction, subject to any acceleration rights contained in any Stock Option Agreement. For purposes of this Plan, options shall be deemed assumed in a Corporate Transaction if (i) the successor corporation or its parent company assumes the Company's obligations under the Plan and replaces outstanding options under the Plan with options providing substantially equal value and having substantially equivalent provisions as the options granted pursuant to this Plan; or (ii) the Company or its outstanding securities are acquired for cash consideration and the successor corporation or its parent company agrees to pay to each holder of outstanding options as such options would otherwise have become exercisable, the cash consideration per share for shares of the Company's Common Stock otherwise payable pursuant to Such Corporate Transaction, less the exercise price per share of such options. The grant of options pursuant to this Plan shall not in any way affect the Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

15.      WITHHOLDING TAXES.

         (a) No Stock shall be granted or sold under the Plan to any participant, until the participant has made arrangements acceptable to the Committee for the satisfaction of federal, state, and local income and social security tax withholding obligations, including without limitation obligations incident to the receipt of Stock under the Plan, the lapsing of restrictions applicable to such Stock, the failure to satisfy the conditions for treatment as incentive stock options under applicable tax law, or the receipt of cash payments. Upon exercise of a stock option or lapsing or restriction on Stock issued under the Plan, the Company may satisfy its withholding obligations by withholding from the participant or requiring the participant to surrender shares of the Company's Stock sufficient to satisfy federal, state, and local income and social security tax withholding obligations.

         (b) In the event that such withholding is satisfied by the Company, or the participant's employer, retaining, from the shares of Stock otherwise to be issued to participant, shares of Stock having a value equal to such withholding tax, the Committee may, in its sole discretion, issue participant an additional option, entitling participant to purchase additional Stock in an amount equal to the number of shares so retained.

16. RESTRICTIONS ON TRANSFER OF SHARES. The Stock acquired pursuant to the Plan shall be subject to such restrictions and agreements regarding sale, assignment, encumbrances or other transfer as are in effect among the shareholders of the Company at the time such Stock is acquired, as well as to such other restrictions as the Committee shall deem advisable. Any such attempt to transfer said Stock in violation of such restrictions and requirements shall be deemed null and void.

17. SHAREHOLDER APPROVAL. This Plan shall only become effective with regard to incentive stock options upon its approval by a majority of the shareholders within 12 months of the Board's adoption of the Plan. The Committee may grant incentive stock options under the Plan prior to such approval by the shareholders, but until shareholder approval of the Plan is obtained, no incentive stock option shall be exercisable. Any non-qualified stock option that is exercised before shareholder approval is obtained must be rescinded if shareholder approval is not obtained within 12 months before or after the Plan is adopted.

18. INFORMATION TO PLAN PARTICIPANTS. The Company shall provide, at least annually, to each Plan participant, during any period for which said participant has one or more options or shares acquired pursuant to the Plan outstanding, copies of financial statements of the Company issued during said period.

19. NO OBLIGATION TO EXERCISE OPTION. The granting of an option shall impose no obligation upon the participant to exercise such option.

20. SECURITIES LAWS COMPLIANCE. Notwithstanding anything contained herein, the Company shall not be obligated to grant any option under this Plan, or to sell or issue any shares pursuant to any agreement executed pursuant to the Plan, unless the grant, award or sale is effectively registered or exempt from registration under the Securities Act of 1933, as amended, and is qualified or exempt from qualification under the California `Corporate Securities Law of 1968, as amended.


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